Exhibit 99.1

Calgon Carbon Reports 2013 Second Quarter Results

Q2 2013 results versus Q2 2012 results:

  Fully diluted EPS of $0.24 – up 26.3%
  Gross margin (before depreciation and amortization) 33.0% versus 31.0%

PITTSBURGH--(BUSINESS WIRE)--August 6, 2013--Calgon Carbon Corporation (NYSE: CCC) reported results for the second quarter ended June 30, 2013.

Net income for the second quarter of 2013 was $13.0 million versus $10.9 million for the comparable period of 2012, a 19.2% increase. On a fully diluted basis, net income per common share for the second quarter of 2013 was $0.24 as compared to $0.19 for the second quarter of 2012.

The company reported net sales of $140.4 million for the second quarter of 2013 versus $148.4 million for the second quarter of 2012. Currency translation had a $3.2 million negative effect on sales for the second quarter of 2013 due to the weaker yen.

For the second quarter of 2013, sales for the Activated Carbon and Service segment declined 1.9% as compared to the second quarter of 2012. The decline was primarily due to lower demand for activated carbon in the environmental air and environmental wastewater markets. Our 2013 price increase, higher demand for activated carbon products and services for the municipal market in Japan, and higher sales of activated carbon for the respirator market offset this decline.

Equipment sales for the second quarter of 2013 decreased by $5.6 million, or 28.1% versus the comparable period in 2012, due to lower revenue from ballast water treatment systems. Higher sales of traditional UV disinfection systems and ion exchange systems partially offset the decline.

Consumer sales for the second quarter of 2013 were comparable to sales in the second quarter of 2012.

For the second quarter of 2013, net sales less the cost of products sold (excluding depreciation) as a percentage of net sales was 33.0% versus 31.0% for the second quarter of 2012. The increase was attributed to our 2013 price increase, lower plant maintenance costs and the corporate-wide cost improvement initiative.

Selling, administrative and research (SA&R) expenses for the second quarter of 2013 were $18.9 million versus $23.1 million for the comparable period of 2012. The decrease was primarily due to lower employee related expenses resulting from the company’s cost improvement initiatives. SA&R for the second quarter of 2013 also included a $0.9 million benefit from the reduction of a multiemployer pension plan liability.

Including the aforementioned benefit, SA&R expenses as a percentage of sales improved to 13.4% for the second quarter of 2013 versus 15.6% for the comparable quarter of 2012.

Net sales for the six months ended June 30, 2013, were $275.5 million, a 3.3% decline over the comparable period in 2012. Currency translation had a $6.2 million negative impact on sales for the first half of 2013 due to the weaker yen.

Net income for the six months ended June 30, 2013, was $22.8 million versus $18.6 million for the comparable period of 2012. Fully diluted net income per common share for the first half of 2013 was $0.42. Fully diluted net income per common share for the first half of 2012 was $0.33.

Randy Dearth, Calgon Carbon’s President and Chief Executive Officer, commented on the results, “We continue to make progress with our $30 million cost improvement initiative – both the pace at which we are realizing results, as well the magnitude of the reduction in costs and expenses. I am pleased with the results of our efforts to increase our income from operations. The comparison of quarter-over-quarter and year-over-year results clearly demonstrates our success.

“We will continue to aggressively implement our cost improvement program in advance of the expected step change in sales as compliance with mercury removal and ballast water disinfection regulations draws near.”

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are changes in, or delays in the implementation of, regulations that cause a market for our products, acquisitions, higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net Sales	$140,432	$148,403	$275,472	$285,011

Cost of Products Sold (Excluding Depreciation)	94,057	102,456	186,472	196,282

Depreciation and Amortization	7,305	6,442	14,052	12,955

Selling, Administrative & Research	18,851	23,092	39,779	47,038

Restructuring	(18)	-	(42)	-

Environmental and Litigation	-	(172)	-	(19)

	120,195	131,818	240,261	256,256

Income from Operations	20,237	16,585	35,211	28,755

Interest (Expense) Income - Net	(117)	17	(170)	10

Other Expense - Net	(341)	(513)	(1,169)	(764)

Income Before Income Tax Provision	19,779	16,089	33,872	28,001

Income Tax Provision	6,809	5,205	11,088	9,379

Net Income	$12,970	$10,884	$22,784	$18,622

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	770	(4,337)	(5,518)	(2,343)
Derivatives	(15)	454	559	581
Employee Benefit Plans	1,713	(474)	1,335	(1,032)

Comprehensive Income	$15,438	$6,527	$19,160	$15,828

Net Income per Common Share
Basic and Diluted	$.24	$.19	$.42	$.33

Weighted Average Shares Outstanding (Thousands)
Basic	53,799	56,639	53,710	56,576

Diluted	54,547	57,190	54,376	57,157

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	2Q13	2Q12	YTD 2013	YTD 2012

Activated Carbon and Service	124,009	126,353	242,906	243,590
Equipment	14,302	19,887	28,210	36,005
Consumer	2,121	2,163	4,356	5,416

Net Sales	$140,432	$148,403	$275,472	$285,011

Segment
Operating Income (loss)*	2Q13	2Q12	YTD 2013	YTD 2012

Activated Carbon and Service	27,706	20,526	48,605	37,829
Equipment	(624)	1,999	(231)	2,531
Consumer	442	502	847	1,350

Income from Operations *	$27,524	$23,027	$49,221	$41,710

*Before depreciation and amortization and restructuring. The 2013 quarter and year to date periods include $(18) thousand and $(42) thousand, respectively, of restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2013	2012

Assets

Current assets:

Cash and cash equivalents	$20,764	$18,161

Receivables	100,521	101,918

Inventories	108,505	107,166

Other current assets	42,501	45,961

Total current assets	272,291	273,206

Property, plant and equipment, net	262,602	262,993

Other assets	39,696	41,570

Total assets	$574,589	$577,769

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$61	$19,565

Other current liabilities	75,775	96,085

Total current liabilities	75,836	115,650

Long-term debt	56,049	44,408

Other liabilities	67,671	66,414

Total liabilities	199,556	226,472

Total shareholders' equity	375,033	351,297

Total liabilities and shareholders' equity	$574,589	$577,769

CONTACT:
Calgon Carbon Corporation
Gail Gerono, 412-787-6795
Vice President - Investor Relations and Communications
ggerono@calgoncarbon-us.com